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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)*


                       WEIGHT WATCHERS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    948626106
            --------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2003
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   /X/       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.948626106
         ---------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons-ARTAL GROUP S.A.
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization-LUXEMBOURG


-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person
With                       ----------------------------------------------------
                           6. Shared Voting Power-64,265,825


                           ----------------------------------------------------
                           7. Sole Dispositive Power


                           ----------------------------------------------------
                           8. Shared Dispositive Power-64,265,825


-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person-64,265,825


-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)-60.4%


-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)-CO


-------------------------------------------------------------------------------


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CUSIP No.948626106
         ---------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons-ARTAL INTERNATIONAL S.A.
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization-LUXEMBOURG


-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person
With                       ----------------------------------------------------
                           6. Shared Voting Power-64,265,825


                           ----------------------------------------------------
                           7. Sole Dispositive Power


                           ----------------------------------------------------
                           8. Shared Dispositive Power-64,265,825


-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person-64,265,825


-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)-60.4%


-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)-CO


-------------------------------------------------------------------------------


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CUSIP No.948626106
         ---------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons-ARTAL LUXEMBOURG S.A.
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization-LUXEMBOURG


-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person
With                       ----------------------------------------------------
                           6. Shared Voting Power-59,772,567


                           ----------------------------------------------------
                           7. Sole Dispositive Power


                           ----------------------------------------------------
                           8. Shared Dispositive Power-59,772,567


-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person-59,772,567


-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)-56.2%


-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)-CO


-------------------------------------------------------------------------------


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-------------------------------------------------------------------------------
  1. Names of Reporting Persons-ARTAL SERVICES N.V.
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization-BELGIUM


-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person
With                       ----------------------------------------------------
                           6. Shared Voting Power-4,493,258


                           ----------------------------------------------------
                           7. Sole Dispositive Power


                           ----------------------------------------------------
                           8. Shared Dispositive Power-4,493,258


-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person-4,493,258


-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)-4.2%


-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)-CO


-------------------------------------------------------------------------------


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-------------------------------------------------------------------------------
  1. Names of Reporting Persons-ARTAL PARTICIPATIONS & MANAGEMENT S.A
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization-LUXEMBOURG


-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person
With                       ----------------------------------------------------
                           6. Shared Voting Power-4,493,258


                           ----------------------------------------------------
                           7. Sole Dispositive Power


                           ----------------------------------------------------
                           8. Shared Dispositive Power-4,493,258


-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person-4,493,258


-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)-4.2%


-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)-CO


-------------------------------------------------------------------------------


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ITEM 1.
     (a)  Name of Issuer

          WEIGHT WATCHERS INTERNATIONAL, INC.
          --------------------------------------------------------------------
     (b)  Address of Issuer's Principal Executive Offices

          175 CROSSWAYS PARK WEST
          WOODBURY, NEW YORK 11797-2055
          --------------------------------------------------------------------

ITEM 2.
     (a)  Name of Person Filing

          ARTAL GROUP S.A.
          ARTAL INTERNATIONAL S.A.
          ARTAL LUXEMBOURG S.A.
          ARTAL SERVICES N.V.
          ARTAL PARTICIPATIONS & MANAGEMENT S.A
          --------------------------------------------------------------------
     (b)  Address of Principal Business Office or, if none, Residence

          ARTAL GROUP S.A.--Luxembourg
          ARTAL INTERNATIONAL S.A. --Luxembourg
          ARTAL LUXEMBOURG S.A. --Luxembourg
          ARTAL PARTICIPATIONS & MANAGEMENT S.A--Luxembourg
          105, GRAND-RUE
          L-1661 LUXEMBOURG
          LUXEMBOURG

          ARTAL SERVICES N.V.--Belgium
          Woluwedal, 28
          B-1932 St Stevens-Woluwe
          BELGIUM
          --------------------------------------------------------------------
     (c)  Citizenship

          ARTAL GROUP S.A.--Luxembourg
          ARTAL INTERNATIONAL S.A. --Luxembourg
          ARTAL LUXEMBOURG S.A. --Luxembourg
          ARTAL SERVICES N.V.--Belgium
          ARTAL PARTICIPATIONS & MANAGEMENT S.A--Luxembourg
          --------------------------------------------------------------------
     (d)  Title of Class of Securities

          COMMON STOCK, NO PAR VALUE
          --------------------------------------------------------------------
     (e)  CUSIP Number

          948626106
          --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  / / Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


                   NOT APPLICABLE.


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ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

           AS OF DECEMBER 31, 2003, ARTAL LUXEMBOURG S.A. WAS THE RECORD
           OWNER OF 59,772,567 SHARES, OR 56.2%, OF THE IDENTIFIED CLASS OF SECURITIES AND ARTAL PARTICIPATIONS & MANAGEMENT S.A. WAS THE RECORD OWNER OF 4,493,258 SHARES, OR 4.2%, OF THE IDENTIFIED CLASS OF SECURITIES. AS THE PARENT ENTITY OF ARTAL PARTICIPATIONS & MANAGEMENT, ARTAL SERVICES N.V. MAY BE DEEMED, FOR PURPOSES OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT"), TO BE THE BENEFICIAL OWNER OF SHARES OF THE IDENTIFIED CLASS OF SECURITIES HELD OF RECORD BY ARTAL PARTICIPATIONS & MANAGEMENT. AS THE PARENT ENTITY OF ARTAL LUXEMBOURG AND ARTAL SERVICES, ARTAL INTERNATIONAL S.A.
           MAY BE DEEMED, FOR PURPOSES OF THE ACT, TO BE THE BENEFICIAL OWNER OF SHARES OF THE IDENTIFIED CLASS OF SECURITIES HELD OF RECORD BY ARTAL LUXEMBOURG AND ARTAL SERVICES. AS THE PARENT ENTITY OF ARTAL INTERNATIONAL, ARTAL GROUP S.A. MAY BE DEEMED, FOR PURPOSES OF THE ACT, TO BE THE BENEFICIAL OWNER OF SHARES OF THE IDENTIFIED CLASS OF SECURITIES HELD OF RECORD BY ARTAL LUXEMBOURG AND ARTAL PARTICIPATIONS & MANAGEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:

           SEE ITEM 11 OF EACH COVER PAGE.
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        SEE ITEM 5 OF EACH COVER PAGE.
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        SEE ITEM 6 OF EACH COVER PAGE.
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        SEE ITEM 7 OF EACH COVER PAGE.
                  -------------------------------------------------------------
                  (iv) Shared power to dispose or to direct the disposition of SEE ITEM 8 OF EACH COVER PAGE.
                  -------------------------------------------------------------

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

                                 NOT APPLICABLE.

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                                   SEE ITEM 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                                 NOT APPLICABLE.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

If a group has filed this schedule pursuant to Section 240.13d-l(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                                 NOT APPLICABLE.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                                 NOT APPLICABLE.

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ITEM 10.  CERTIFICATION

      (a) NOT APPLICABLE.

      (b) NOT APPLICABLE.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2004                         ARTAL GROUP S.A.


                                          By:     /s/ Paul Kohler
                                          Name:   Paul Kohler
                                          Title:  Secretary of Board


                                          ARTAL INTERNATIONAL S.A.


                                          By:     /s/ Francoise De Wael
                                          Name:   Francoise De Wael
                                          Title:  Managing Director


                                          ARTAL LUXEMBOURG S.A.


                                          By:     /s/ Francoise De Wael
                                          Name:   Francoise De Wael
                                          Title:  Managing Director


                                          ARTAL SERVICES N.V.


                                          By:     /s/ Bernard Darimont
                                          Name:   Bernard Darimont
                                          Title:  Managing Director


                                          ARTAL PARTICIPATIONS & MANAGEMENT S.A.


                                          By:     /s/ Francoise De Wael
                                          Name:   Francoise De Wael
                                          Title:  Managing Director